                                    Contact:


                                    Donald L.  Drakeman
                                    President and CEO
                                    Medarex, Inc.
                                    908-713-6001
For Immediate Release
---------------------
Kimberly Hofman
                                    Middleberg & Associates
                                    212-888-6610 ext.  544
                                    Kim@middleberg.com
                                    ------------------

                     MEDAREX COMPLETES PAYMENT FOR GENPHARM

ANNANDALE, NJ; SEPTEMBER 1, 1998 - Medarex , Inc. (NASDAQ:MEDX), announced today that it has completed payment for its acquisition of GenPharm International, Inc. by issuing approximately 3.8 million shares of common stock, valued at approximately $19.3 million. This stock is being issued to the former shareholders of GenPharm as of today, September 1, 1998, at an effective price of $5.04 per share, a value determined in accordance with the terms of the merger agreement.

Medarex is a biopharmaceutical company developing antibody-based therapeutics. Medarex employs several core technologies including Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; the HuMab-Mouse antibody development system for the creation of high affinity human antibodies; and immunotoxin technology. Medarex has six products in clinical development, including MDX-RA for the prevention of secondary cataracts, the anti-cancer Bispecifics MDX-210, MDX-447 and MDX-220, MDX-33 for autoimmune disease, and MDX-22 for acute myeloid leukemia.